Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces Changes to its Board of Directors
Elects John Sweet as Chairman of the Board

Virginia Beach, VA – April 16, 2018 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers, announced today that effective immediately, its Board of Directors has elected John Sweet as Chairman of the Board, appointed two new directors, and accepted the retirement of two existing board members.

Mr. John Sweet has served on the WHLR Board since 2016 and has more than 40 years of public company and capital markets experience. He is the Co-Founder and previous Chief Investment Officer for Physicians Realty Trust (NYSE: DOC) before retiring on December 31, 2016. Mr. Andrew R. Jones, CFA, who is Founder and Chief Executive Officer of North Star Partners, LP and Mr. Sean F. Armstrong, CFA who serves as Principal and Portfolio Manager of Westport Capital Partners LLC have accepted positions as members of the Board.

Conversely, after serving seven years on the Board, Mr. William W. King has retired from the WHLR Board, along with Mr. Kurt Harrington, who has resigned after serving three years on the Board. These changes are effective immediately. The Company’s Board is now comprised of eight members, which include seven independent Board members and one non-independent Board member.

“Over the last two years, John Sweet has been instrumental in providing public company and capital markets expertise. As the Company embarks on its latest transition, his leadership and experience managing publicly-traded real estate investment trusts (REITs), should provide the executive management team with the counsel required to execute on the Company’s renewed business strategy,” stated David Kelly, President and Chief Executive Officer. “Additionally, Andy’s and Sean’s expertise within the real estate industry and the financial markets will add a new facet of expertise and perspective that we expect will help us maximize shareholder value going forward.” Mr. Kelly concluded, “Finally, I would like to thank Will King, one of our original Board Members, for his service over the last seven years and Kurt Harrington for his contributions over the last three years. We wish them well with their future endeavors.”

Full biographies on the Chairman of the Board and new Directors are as follows.

Mr. John Sweet, has forty years of investment banking and corporate finance experience. Mr. Sweet is the co-founder and previously held the title of Chief Investment Officer at Physicians Realty Trust (NYSE:DOC) a self-managed healthcare real estate investment trust, up until December 31, 2016. Prior to founding Physicians Realty Trust in 2013, Mr. Sweet was a Managing Director for the privately owned, full-service, specialty investment firm, Ziegler. While at Ziegler, Mr. Sweet assisted in the financing and then management of a medical office building investment fund which became the initial core portfolio for Physicians Realty Trust. In 2002, Mr. Sweet also co-founded Windrose Medical Properties Trust, a publicly traded medical office REIT that was sold to Healthcare REIT, now Welltower, (NASDAQ:HCN) in 2006. John has been involved at a senior financial level in publicly traded and private companies, family offices and investment banking firm over the course of his career. He has also served on the boards of philanthropic and charitable organizations and was in the Army from 1968-1970. Mr. Sweet received his Bachelor’s degree in Business Administration from St. John Fisher College and an MBA from Rochester Institute of Technology.

Mr. Andrew R. Jones, CFA, is Founder and Chief Executive Officer of North Star Partners, LP. Since its founding in January 1996, North Star has been an alternative investment program that is dedicated to value investing and focuses on the small-cap sector of the U.S. equity markets. Prior to the formation of the Partnership, Mr. Jones was a Managing Director at Tweedy, Browne Company, LP. Mr. Jones is a former director of Certus Bank, NA, Cornell Companies, Inc. and Chem Rx Corporation. He is a Chartered Financial Analyst and is a member of the New York Society of Securities Analysts. Mr. Jones received a BS in Finance from Ithaca College and an MBA in Finance from the University of Chicago.

Mr. Sean F. Armstrong, CFA serves as Principal & Portfolio Manager of Westport Capital Partners LLC. Mr. Armstrong has over 24 years of real estate investment experience across the spectrum of property types, including retail shopping centers. He has had direct experience in the asset management for both transitional and stabilized properties, including new development. Prior to joining Westport in 2006, Mr. Armstrong was a Managing Director at Oaktree Capital Management and one of the real estate group’s senior professionals. Mr. Armstrong was formerly a director of Lodgian, Inc., a Delaware corporation listed on the American Stock Exchange. Mr. Armstrong graduated with a B.S. in Biomedical Engineering magna cum laude from the University of Southern California, where he was elected to Phi Beta Kappa. He went on to earn an M.B.A. in Finance magna cum laude, also from the University of Southern California. He is a Chartered Financial Analyst.

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with an emphasis on grocery-anchored retail centers. Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statements
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding the Company’s ability to: (a) execute its business plan and (b) maximize shareholder value are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors that could cause the Company’s actual results to differ materially from those expressed or forecasted in forward-looking statements are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward‐looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
Mary Jensen
Investor Relations
(757) 627-9088
mjensen@whlr.us